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                                                                  EXHIBIT 12.02

                           WISCONSIN ENERGY COMPANY*
                             UNAUDITED PRO FORMA
          STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Thousands of Dollars)

                                     Twelve Months
                                         Ended
                                   September 30, 1996    1995      1994      1993      1992      1991
                                   ------------------    ----      ----      ----      ----      ----
Net Income                                $266,519     $279,885  $220,299  $230,086  $214,150  $231,034
Income Tax                                 163,589      165,975   120,665   124,225   113,731   122,946
                                          --------     --------  --------  --------  --------  --------
Pretax Income                              430,108      445,860   340,964   354,311   327,881   353,980

Fixed Charges:
-------------
Interest on Long-Term Debt                 103,787      103,113   103,685   105,987   103,100    96,794
Amortization of Debt
Premium, Discount & Expense                 12,188       13,420    15,136    15,613     5,571     3,325
Other Interest Expense                      11,239       14,740     8,903     4,356     4,605     7,709

Interest Factor of Rents
------------------------
  Nuclear Fuel                               2,470        2,401     1,896     1,697     2,098     3,174
  Other                                      1,070        1,070     1,070     1,528     1,054       935
                                          --------     --------  --------  --------  --------  --------
Total Fixed Charges                        130,754      134,744   130,690   129,181   116,428   111,937

Earnings Before Income
  Taxes & Fixed Charges                   $560,862     $580,604  $471,654  $483,492  $444,309  $465,917

Ratio of earnings to
fixed charges                                 4.29         4.31      3.61      3.74      3.82      4.16
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* In connection with the business combinations, WE will be renamed Wisconsin
Energy Company.